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EXHIBIT 6.2

Concession Agreement Between The Arab Republic of Egypt
and the Egyptian Geological Survey and Mining Authority
and Cresset International Ltd.

INDEX TO THE AGREEMENT

ARTICLE	TITLE	PAGE
	PREAMBLE	1
I	Definitions	1
II	Annexes to the Agreement	4
III	Grant of Rights and Terms	4
IV	Work Program and Costs During Exploration Period	6
V	Mandatory and Voluntary Relinquishments	8
VI	Operation after Commercial Discovery	8
VII	Recovery of Costs and Expenses and Production Sharing	10
VIII	Title to Assets	11
XI	Custom Exemptions	12
XII	Books of Accounts: Accounting and Payments	13
XIII	Records, Reports and Inspections	14
XIV	Responsibility for Damages	14
XV	Saving of Gold and Associated Minerals And Prevention of Loss	15
XVI	Restoration, rehabilitation and environment	15
XVII	Privileges of Government Representatives	15
XVIII	Employment Rights and Training of Arab Republic of Egyptian Personnel	16
XIX	Laws and Regulations	16
XX	Right of Requisition	17
XXI	Assignment	17
XXII	Breach of Agreement and Power to Cancel	18
XXIII	Force Majeure	18
XXIV	Disputes and Arbitration	19
XXV	Status of Parties	20
XXVI	Local Contractors and Locally Manufactured Materials	20
XXVII	Arabic Text	20
XXVIII	Approval of the A.R.E. Government	20

ANNEXES TO AGREEMENT
ANNEX "B"	The Map of the Areas:	23
ANNEX "C"	Letter of Guaranty	24
ANNEX "D"	Charter of the Operating Company	25
ANNEX "E"	Accounting Procedures	27

CONCESSION AGREEMENT
BETWEEN
THE ARAB REPUBLIC OF EGYPT
AND
THE EGYPTIAN GEOLOGICAL SURVEY AND
MINING AUTHORITY
AND
CRESSET INTERNATIONAL LTD.
FOR
THE-EXPLORATION AND EXPLOITATION OF GOLD
AND ASSOCIATED MINERALS
IN SOME LOCALITIES IN EASTERN DESERT OF EGYPT

        THIS AGREEMENT is made arid entered into this 8th......... Day of Feb. ........., 1999, BY AND BETWEEN:-

THE ARAB REPUBLIC OF EGYPT (hereinafter referred to as "A.R.E." or as "GOVERNMENT',—AND—THE EGYPTIAN GEOLOGICAL SURVEY AND MINING AUTHORITY (hereinafter referred to as "EGSMA") a legal entity regulated by Presidential Decree 45/ 1986—AND—CRESSET INTERNATIONAL LTD, ORGANIZED, CORPORATED AND EXISTING in U.S.A. WELMINGTON DE 1985 REGIST. NO. 2848811. (hereinafter referred to as "CRESSET").

WITNESSETH

        WHEREAS, Law No. 86 of 1956, of Mines and Quarries as amended, established that all Ore Deposits, in "A.R.E." including the territorial and continental shelf waters, are the property of the State, and

        WHEREAS, the Government, EGSMA and CRESSET wish to collaborate [or the purpose of exploring and developing Gold and associated minerals resources in "A.R.E.", and

        WHEREAS, CRESSET wishes to establish Gold and associated minerals exploration and exploitation operations in the Eastern Desert of Egypt and to sell the products of such operations, and

        WHEREAS, "EGSMA" has applied for a concession for the Exploration, Mining and Treatment of Gold and associated minerals, and the marketing of the products from within and through the Areas referred to in Article II, and described in Annexes "A" and "B" which are attached hereto; and

        WHEREAS, CRESSET agrees to undertake its obligations provided hereinafter with respect to the Exploration, Exploitation operations in said Areas, and

        WHEREAS the Government desires hereby to grant such concession, and

        WHEREAS Minister of Industry and Mineral Resources pursuant to the provisions of Law No. 86 of 1956, may enter into a concession agreement with EGSMA and CRESSET for the Exploration, Exploitation, Mining Treatment and marketing in the Areas hereinbefore referred to.

        NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

(a)
"Exploration" shall mean the examination of the surface and the underground by all means, particularly geological and geophysical, leading to the identification of minerals by their physical, magnetic, electric, or other characteristics, or by making test pits or bores to ascertain the existence or possibility of existence of Gold and associated minerals. Exploration includes also more detailed examination of the surface and underground by all drilling and mining operations leading to the delineation of the ore bodies, ore quantities and specifications, methods of extraction, dressing, milling, processing, smelting, refining, marketing and related feasibility studies.

(b)
"EXPLOITATION" shall mean the following

1.
All the mining and ancillary works that should be made in the Areas to gain access to ore bodies and to mine ore from them, such as drilling, sinking shafts, driving levels, raising, sloping, filling, open-cutting and quarrying, and design of, and installation, servicing and maintenance of equipment, electricity supply and transmission lines, railway and pipe lines, roads, water, sewage systems, personnel facilities, communication systems, transport systems, mining and dressing plants and related operations, smelting and refining plants, and any other activity which helps in preparing the mines, quarries, plants for production and for transportation of products to shopping terminals, and of supplies and stores to mints and plants; and

2.
Drilling, mining and quarrying design and civil constructions; and

3.
Restoration and rehabilitation during and after mining and treatment, planning and design of restoration and rehabilitation and associated research; and

4.
Producing, transporting, storing and marketing or any other work or activities necessary or ancillary to any of the activities referred to above.

(c)
(i) The term "ORE" will be applied to Gold and associated minerals on or under the surface of the earth that can be extracted, milled, processed, smelted or refined.

(ii)
The term "GOLD" shall be applied to the metal Gold produced as a result of exploitation including metals associated with Gold after milling, processing, smelting and refining of Gold ores.

(iii)
The term "associated minerals" shall mean silver, copper, lead, and zinc, that arc naturally associated with Gold.

(iv)
The term "Dumps and tailings" refers to all those dumps and tailings currently occuring near or close by old workings in areas where commercial discovery in hard rock where Gold and associated minerals have been declared.

(d)
"A.R.E." is an abbreviation for the ARAB REPUBLIC OF EGYPT.

(e)
"EFFECTIVE DATE" shall mean the date on which the text of this Agreement is signed by the Government, EGSMA and CRESSET after the relevant law is issued.

(f)
"YEAR" OR "CALENDAR YEAR" shall mean a period of twelve (12) months according to the Gregorian Calendar.

(g)
"FINANCIAL YEAR" shall mean and shall coincide with the GOVERNMENT'S financial year according to the laws and regulations of the A.R.E.

(h)
"TAX YEAR" shall mean a period of twelve (12) months according to the tax law and regulations of the A.R.E.

(i)
An "AFFILIATED COMPANY" Shall mean a company:

(i)
The owned capital, conferring majority of votes at equity holders' meetings of such company, of which is owned directly or indirectly by a party hereto; or

(ii)
Which is the owner directly or indirectly of owned capital conferring a majority of votes at equity holders' meetings of such company of which is owned directly or indirectly by a party hereto; or

  (iii)
  Whose share capital conferring a majority of votes at equity holders' meetings of such company and the share capital conferring a majority of volts at equity holders' meetings of a party hereto are owned' directly or indirectly by the same ' company.

(j)
"SALES REVENUE" shall mean the amount of gross revenue received from the sale of Gold and associated minerals, less all shipping, insurance, smelting and refining costs, and delivery costs not payable by the Clients, all commercial discounts and all penalties related to the quality of Gold and associated minerals shipped.

(k)
"NET PROCEEDS" shall mean the remainder of net income obtained by subtracting the royalty payable to the Government and all permitted costs and expenses as set forth in Article VII from sales revenue.

(l)
"COMMERCIAL DISCOVERY" shall mean a discovery of Gold and associated minerals worthy of being developed and exploited commercially in accordance with the principles of good mining practices. The ore deposit shall not be deemed to be commercial unless CRESSET present to EGSMA a detailed feasibility study, prepared in accordance with such principles, which concludes that the Ore Deposit is worthy of being developed and exploited commercially. Such study shall include, among other things, CRESSET estimates of the following matters:

  •
  Geological assessment and conclusions;

  •
  Estimated market demand over the next ten (10) years;

  •
  Development plan;

  •
  Estimated fob price of Gold and associated minerals to be sold;

  •
  Period for recovery of pre-production, exploration and exploitation capital investments incurred by CRESSET in accordance with die terms of this Agreement.

  •
  Payment of royalties, taxes and share of EGSMA and CRESSET according to the terms of this Agreement.

  •
  Cash flow forecast for the project over ten (10) years.

  Following the receipt of such study EGSMA and CRESSET shall meet and review all of the terms of the study and all appropriate data to reach mutual agreement upon the existence of a commercial discovery. Any differences of opinion regarding this study or the existence of a commercial discovery will be discussed and an effort made in mutual good faith to resolve the same. The approval of the study and agreement on the existence of a commercial discovery will be deemed to occur not later than sixty (60) days after the date on which the study is received by EGSMA and the date of the commercial discovery for the purposes of this Agreement will be deemed to be the date of such receipt.

(m)
EXPLORATION BLOCKS) shall mean an area, the corner points of which have to be coincident with 3' × 3' latitude and longitude divisions: according to the International Grid System where possible or within the existing boundaries to the Areas covered by this Concession Agreement as set out in Annex "A".

(n)
EXPLOITATION LEASES) shall mean all or part of the Exploration block or blocks covering the geological limits of Ore deposit capable of production, the comer points of which have to be coincident with 1' × 1' latitude and longitude divisions according to the International Grid System where possible or as jointly agreed upon by EGSMA and CRESSET

(o)
"COMMERCIAL PRODUCTION" shall mean the mining, milling, processing, smelting and refining of Ores, following decisions by EGSMA and CRESSET to produce on a regular and commercial basis.

(p)
"EGSMA" shall mean the Egyptian Geological Survey and Mining Authority.

ARTICLE II
ANNEXES TO THE AGREEMENT

        Annex A is a description of the Areas covered and affected by this Agreement, hereinafter referred to as "the Areas".

        Annex B is a provisional illustrative map on the scale of 1:2500000 indicating the Areas covered and affected by this agreement and described in Annex A.

        Annex C is the form of a letter of Guarantee to be issued by the National Bank of Egypt, Cairo, Egypt or any other bank reasonably acceptable to EGSMA and to be submitted by CRESSET one day before the signature of Minister of Industry and Mineral Resources on this Agreement, for the sum of US$500,000, guaranteeing the execution of Cresset minimum Exploration obligations hereunder for the first twelve months of the Exploration period. Such guaranty shall remain effective for six (6) months after the end of the said one year period except as it may be released prior to that time in accordance with the terms thereof. In the-event that CRESSET shall have elected to extend the exploration period! as hereinafter provided, another letter of guaranty covering CRESSET minimum yearly exploration costs obligation for such extension period shall be furnished to EGSMA at the time of its notice of extension.

        It is specifically agreed that:

  1.
  The amount of guaranty will be reduced by an amount equal to the over expenditure carried forward from previous exploration periods.

  2.
  EGSMA shall issue quarterly instructions to the above mentioned Bank to release CRESSET from its obligation under the terms of this letter of Guaranty by an amount equal to the amount spent by CRESSET.

        Annex D is the form of a Charter of the Operating Company to be formed as provided for in Article VI hereof.

        Annex E is the Accounting Procedures.

        Annexes A,B,C,D and E to this Agreement are hereby made part hereof, and they shall be considered as having equal force and effect with the provisions of this Agreement, provided that if the provisions of the Annexes are inconsistent with the provisions of this Agreement the provisions of this Agreement shall prevail.

ARTICLE III
GRANT OF RIGHTS AND TERMS

        The Government hereby grants EGSMA and CRESSET subject to the terms, covenants and conditions set out in this Agreement, which insofar as they arc contrary to or inconsistent with any provisions of Law No. 86 of 1956, as amended, shall have the force of law, an exclusive concession in and to the Areas described in Annexes "A" and

(a)
Starting from the commencement of the commercial production of Gold and associated minerals, the Government shall own and be entitled, as hereinafter provided, to a royalty in cash throughout the duration OF the Exploitation period including its renewal. Said royalty shall be unrecoverable and shall be paid by the Operating Company on behalf of CRESSET and EGSMA.

(b)
An, initial Exploration period of one (1) year is here by-granted and shall start from the effective date. Three (3) successive extensions) to the initial Exploration period of one (I) year each shall be granted to CRESSET at its option upon thirty (30) days prior written notice to EGSMA and subject only to its having fulfilled its obligations hereunder for the preceding period(s). Further, the final such Exploration period may be extended at CRESSET election for up to six months to enable the completion of any testing or evaluation procedure or any study actually started before the end of the fourth (4) years of the Exploration period but shall not exceed this period by snore than six months by which time the subject portion or portions of the Areas shall have been converted into an Exploitation Lease or Leases. The agreement shall be terminated if no feasibility study recommending a Commercial Discovery is presented by the rend of the fourth (4) years of the Exploration period or the end of such additional six month period, if applicable.

(c)
The Exploitation period shall be thirty (30) years from the date of the first Commercial Discovery. This period may be renewed for one (1) additional equal period at the option of CRESSET with reasonabe commercial justification and upon six (6) months written notice to EGSMA prior to the expiry of the said thirty (30) year period. Promptly following each Commercial Discovery, the extent of the portion of the Areas specified by Exploration Blocks in the feasibility study referred to in Article 1 (i) to be covered by an Exploitation lease or leases shall be mutually agreed upon by EGSMA and CRESSET be subject to the approval of Minister of Industry and Mineral Resources. Such portion of the areas shall then be converted automatically into an exploitation lease or leases without the issuance of any additional legal instrument or permission. Exploitation operations thereafter shall be started promptly by Operating Company and be conducted in accordance with good mining practices and accepted engineering principles and in accordance with the construction program and schedul contained in the feasibility study referred to in Article 1 (1), such construction program shall also be in accordance with good mining practices and accepted engineering principles. If no commercial production and sale of Gold and associated minerals is achieved in regular shipments from any Exploitation lease within five (5) years from the date of the approval of Minister of Industry and Mineral Resources referred to above, such Exploitation lease shall immediately be surrendered unless otherwise agreed by EGSMA or as otherwise provided under Article XXIII in this Agreement.

(d)
CRESSET shall bear and pay all costs and expenses required in carrying out any and all operations under this Agreement. The recovery of the Exploration Costs shall not include any interest but the recovery of Exploitation Capital Costs shall include interest on funds borrowed by CRESSET from non-affiliated company to a maximum of 50% provided that CRESSET shall at all times use its best efforts to obtain the most favourable rate of interest on such loans, not exceeding (LIBOR plus 1%). Notwithstanding anything to the contrary under this agreement, interest on Exploitation investments accrued before the commencement of commercial production as provided above, shall not be included in Operating COSTS, but shall be included in Exploitation Capital Costs. Interest on Exploitation Investments accrued after the commencement of commercial production as provided above, shall be included in Operating Costs.

(e)
CRESSET shall be subject to all laws and regulations in force with respect to all activities carried out in A.R.E. In relation to the operating company. As this agreement shall initiate new mining activities in remote areas determined in this Agreement, the income generated by these activities is granted Fifteen (15) years tax exemption from all taxes imposed in A.R.E. at the date of this Agreement is signed and any future taxes to be imposed under any other name different than what are used at the date this Agreement is signed. The tax exemption shall be for a period of Fifteen (15) years starting from the date of commencement of Commercial Production of Gold and associated minerals. It is expressly understood and agreed between CRESSET and EGSMA that the Operating Company shall in due time file an application for extending the tax exemption period for another equal period. Such application will have the full support of EGSMA, provided that no tax dispute did occur for reasons related to the Operating Company or its equity holders and provided that serious acknowledged research activities in remote areas has been programmed and agreed to by all parties concerned.

(f)
The Dump and Tailings from all old gold mining operations within an exploitation lease shall be treated as hard rock deposits of Gold and associated minerals in the same area where commercial discovery in hard rock has been declared.

ARTICLE IV
WORK PROGRAM AND COSTS DURING EXPLORATION PERIOD

(a)
CRESSET shall commence exploration operations hereunder not later than six (6) months after the effective date, provided however, that the beginning of such period of six (6) months shall be automatically exteneded to such later date by which CRESSET shall have and enjoy full access to the Areas pursuant to all applicable regulations, including necessary or appropriate military permits.

(b)
EGSMA shall make available for CRESSET use all geological, exploration and mining data in EGSMA possession with respect to the areas.

(c)
The initial Exploration period shall be one (1) year. CRESSET may extend this Exploration period for three (3) additional periods) of one (1) year each, in accordance with Article III (b), upon a thirty (30) days prior written notice to EGSMA subject to its fulfilment of its minimum Exploration obligations for the then current period. CRESSET shall spend a minimum of five hundred thousand U.S. Dollars (US$500,000) on Exploration operations and activities related thereto during the initial one (1) year Exploration period. For the first extension of one (1) year period that CRESSET elects to extend beyond the initial Exploration period, CRESSET shall spend a minimum of seven hundred and fifty thousand U.S. Dollars (750,000 U.S.$) and for each of the following one (1) year extension period CRESSET shall also spend a minimum of one (1) million U.S.$ (1,000,000 U.S.$).

  Should CRESSET spend more than the minimum amount required to be expended during the initial one (1) year Exploration period or during any period thereafter, the excess shall be credited to the minimum amount of money required to be expended by CRESSET during any succeeding Exploration period or periods, as the case nay be.

  In case CRESSET surrenders its total Exploration obligations in this Argeement as set forth above before or at the end of the first year of the Exploration period, having incurred less than the total sum of five hundred thousand U.S. dollars (US$500,000) on Exploration or in the event at the end of the said period CRESSET has incurred less than the said sum, an amount equal to the difference between the said amounts and the amounts actually spent, respectively on Exploration activities shall directly be paid by CRESSET to EGSMA at the time of surrendering or within three (3) months from the end of the initial Exploration period, as the case may be. Any expenditure deficiency by CRESSET at the end of any additional exploration period then for the reasons above noted shall be similarly result in payments by CRESSET to EGSMA in the amount of such deficiency. In the event of commercial production CRESSET shall be entitled to recover any such payments as Exploration costs in the manner provided for under Article VII. Without prejudice to Article III(b) in case no Commercial Discovery is established by the end of the fourth (4) year, or in case CRESSET surrenders its exploration obligations under the Agreement prior to such time, EGSMA shall not bear any of the aforesaid costs spent by CRESSET.

(d)
At least four (4) months prior to the beginning of each Financial year, or at such other times as may be mutually agreed to by EGSMA and CRESSET, CRESSET shall prepare an Exploration Work Program and Budget for the Areas setting forth the Exploration operations which CRESSET proposes to carry out during the ensuing year. The Exploration work program and budget shall be proposed in accordance with hood mining practices and techniques and such Budget shall be consistent with minimum exploration expenditure obligation.

The Exploration Work Program and Budget shall be reviewed by a joint committee to be established by EGSMA and CRESSET after the effective daft of this Agreement. This Committee, hereinafter referred to as the "Exploration Advisory Committee", shall consist of six (6) members, three (3) of whom shall be appointed by EGSMA and three (3) by CRESSET. The Chairman of the Exploration Advisory Committee shall be designated by EGSMA from among the members appointed by it. The Exploration Advisory Committee shall review and give such advice as it deems appropriate with respect to the proposed Work Program and Budget. Following review by the Exploration Advisory Committee, CRESSET shall make such revisions as CRESSET deems appropriate and it is further agreed that:

  1.
  CRESSET shall not substantially revise or modify the said Work Program and Budget or reduce the approved budgeted costs without informing EGSMA.

  2.
  In the event of emergencies involving danger or loss of lives or property, CRESSET expend such additional unbudgeted amounts as may be required to alleviate such danger. Such cost shall be considered in all respects as Exploration cost and shall be rccwcrcd pursuant to the provisions of Article VII hereof.

(c)
CRESSET shall advance all necessary funds and cash for all materials, equipment, supplies, personnel, administration and operations pursuant to the Exploration Work Program and Budget and in cast that CRESSET could not achieve any commercial discovery on which EGSMA approves on, EGSMA shall not be responsible for or bear or repay any of the aforesaid costs.

(f)
Before the Operating Company comes into existence, CRESSET shall be responsible for the preparation, and implementation and of the Exploration Work Program and Budget which shall be implemented in a workmanlike manner and in accordance with good industry practices.

  Except as is appropriate for the processing of data, laboratories, specialized engineering and development studies thereon, to be made in specialized centers outside the A.R.E., all geological and geophysical studies and analyses as well as any other studies related to the implementation of this Agreement, shall be made in the A.R.E. but only if suitable facilities are available in the A.R.E. CRESSET shall entrust the management of Explorations operations in the A.R.E. to its technically competent General Manager and Deputy General Manager. The names of such Manager and Deputy General Manager shall, upon appointment, be forthwith notified to the Government and to EGSMA. The General Manager and, in his absence, the Deputy General Manager, shall be entrusted by CRESSET with sufficient powers to carry out immediately all lawful written directions given to them by the Government or its representative under the terms of this Agreement. All lawful regulations issued or hereafter to be issued which are applicable hereunder and not in conflict with this Agreement shall apply to CRESSET.

(g)
CRESSET shall supply EGSMA, within thirty (30) days from the end of each calendar half-year, with a statement of Exploration Activity, showing costs incurred by CRESSET during such half-year. CRESSET records and necessary supporting documents shall be available for inspection by EGSMA at any time during the regular working hours for three (3) months from the date of receiving each statement. Within the three (3) months from the date of receiving such statement, EGSMA shall advise CRESSET in writing if it considers:-

  (i) that the records of the costs are not correct; or

  (ii) that the costs of goods supplied or services rendered are not in line with the international market prices for goods or services of similar quality supplied and rendered on similar terms prevailing at the time such goods or services were supplied and rendered, provided however, that purchases made and services performed within the A.R.E. shall be subject to Article XXVI; or

  (iii) that the condition of the materials furnished by CRESSET do not tally with their prices; or

  (iv) that the costs incurred are not reasonably required for operations.

  CRESSET shall confer with EGSMA in connection with the problems thus presented, and parties shall attempt to reach a settlement which is mutually satisfactory. If within the time limit of the three (3) months period provided for in this paragraph, EGSMA has not advised CRESSET of its objection to any statement, such statement shall be considered as approved.

  If within the time limit of three (3) months, EGSMA "has advised CRESSET of its objection to any statement, then CRESSET shall confer with EGSMA in connection with the problem thus presented, and the parties shall attempt to reach a final settlement thereto.

  (h)
  CRESSET shall supply all funds and cash necessary for the operations in the A.R.E. under this Agreement in freely convertible Currency from abroad. CRESSET shall have the right to buy Egyptian currency whenever required at the applicable A.R.E. rate of exchange declared at the time of buying.

ARTICLE V
MANDATORY AND VOLUNTARY RELINQUISHMENTS

(a)
MANDATORY RELINQUISHMENTS:

  At the end of the first (1 st) calendar year after the effective date hereof, CRESSET shall relinquish to the Government a total of twenty five percent (25%) of exploration areas not then converted to an exploitation lease or leases.

  At the end of the 2nd calendar year after the effective date hereof, CRESSET shall relinquish an additional twenty five percent (25%) of the remaining areas not then converted to an Exploitation lease or leases. At the end of the total Exploration periods, CRESSET shall relinquish the remainder of the original areas not converted to an Exploitation lease or leases.

(b)
VOLUNTARY RELINQUISHMENTS:

  'CRESSET may, voluntarily, during any period relinquish all or any part of the Areas in Exploration blocks provided that at the time of voluntary relinquishment, its financial obligations for Exploration costs under Article IV paragraph (c) have been satisfactorily fulfilled. Any relinquishments hereunder shall be credited toward the mandatory provisions of the above paragraph (a).

(c)
RELINQUISHMENTS AFTER COMMERCIAL DISCOVERY:

  Following commercial discovery, EGSMA and CRESSET shall mutually agree upon any area to be relinquished thereafter, except for the relinquishment provided for above at the end of the total Exploration periods.

OPERATION AFTER COMMERCIAL DISCOVERY

(a)
Promptly hollowing commercial discovery, EGSMA and CRESSET shall form in the A.R.E an operating company (hereinafter referred to as "Operating Company"), which shall be a private sector company subject to the laws and regulations in force in lire A.R.E to the extent that such laws and regulations are not inconsistent with the provisions of this Agreement or the Charter of the Operating Company. The name of the company shall be mutually agreed upon between EGSMA and CRESSET promptly following Commercial Discovery, and shall be subject to the approval of Minister for Industry and Mineral Resources. The capital stock of the Operating Company shall be owned equally be EGSMA and by CRESSET. However, the Operating Company shall, for the purpose of this Agreement, be exempted from the following laws and regulations as now or hereafter amended or substituted:

—
Law NO. 38 of 1994 organizing dealings in foreign currencies.

  —
  Law NO. 48 of 1978 of the Staff Regulations of Public Companies.

  —
  Law NO. 159 of 1981, concerning certain provisions on joint stock companies, and limited liability companies.

  —
  Law NO. 97 of 1983 on Public Sector companies.

  —
  Law NO. 95 of 1992 Capital Market Law.

  —
  Law NO. 203 of 1991 Public Enterprise Law

  —
  Law NO.      of 1907 Grants and Incentives of Investment Law.

(b)
The charter of the Operating Company is hereto attached as Annex "D". Within Sixty (60) days after the date or Commercial Discovery, the Charter shall take effect and the Operating Company shall automatically come into existence, without any further procedures.

(c)
Ninety (90) days after the date that the Operating Company comes into existence in accordance with paragraph (b) above, the General Manager of the Operating Company shall prepare a development Work Program and Budget for the remainder of the year in which the Commercial Discovery is made, and not later than four (4) months before the end of the current financial year (or such other date as may be agreed upon), and four (4) months preceding the commencement of each succeeding financial year thereafter (or such other date as may be agreed upon), the General Manager shall prepare an annual Production Schedule, Work Program and Budget for the succeeding Financial Year. The Production Schedule, Work Program and Budget shall be submitted to the Board of Directors for approval.

(d)
Not later than the twentieth (20th) day of each month, the Operating Company shall furnish to CRESSET a written estimate of its total requirements for expenditures for the first half and the second half of the succeeding month expressed in U.S. Dollars having regard to the approved Budget. Such estimate shall take into consideration any cash expected to be on hand at month end.

  Payment for the appropriate period for such month shall be made to the correspondent Bank designated in paragraph (e) below on the first (lst) day and fifteenth (15th) day respectively, or the next following business day, if such day is not a business day.

(e)
Operating Company is authorized to keep at its own disposal abroad in an account opened with a correspondent bank of the National Bank of Egypt, Cairo, the foreign funds advanced by CRESSET or received as a result of Operating company's activities. Withdrawals from the said account shall be used for payment for goods and services acquired abroad, for transferring to a local bank in the ARE the required amount to meet expenditures in Egyptian Pounds, for Operating Company in connection with its activities under this Agreement, to make payment of the royalty to the Government, to reimburse CRESSET for the recovery of costs, and distribution of Net Proceeds to EGSMA and CRESSET.

  Within sixty (60) days after the end of each Financial Year, the Operating company shall submit to the appropriate exchange control authorities in the A.R.E. a statement, duly certified by recognized auditor's, showing the funds credited to that account, the disbursements made out of that account, and the balance outstanding at the end of the Financial Year.

  CRESSET shall at all times and without any Government restriction, limitation, tax or duty (other than duty for actual services rendered), be free to transfer in U.S. dollars or other freely convertible foreign currency any cash of CRESSET representing its share of net proceeds or the recovery of its costs hereunder.

(f)
The parties acknowledge and agree that the Board of Directors of the Operating company shall have full rights and responsibilities to decide and determine all matters relating to activities of Operating Company hereunder in accordance with the provisions of the Charter of the Operating Company. The parties further acknowledge and agree that with respect to the subject matters which require action to be taken by the Board of Directors and of the Operating Company, time will be of the essence. Accordingly, EGSMA and CRESSET. agree to cause their respective Directors to act diligently on all such matters which may be referred to them and to use their best efforts to reach prompt decisions.

(g)
It shall be the general policy of the Board of Directors of the Operating Company, supported by CRESSET and EGSMA, to manage the affairs of the Operating Company consistent with good mining practices and to the best interests of the owners of the Operating Company.

ARTICLE VII
RECOVERY OF COSTS AND EXPENSES AND PRODUCTION SHARING

(a)
The Operating Company shall prepare (not less than ninety (90) days prior to the beginning of each quarter of each financial year following commencement of commercial production) and furnish in writing to CRESSET and EGSMA a forecast setting out the total quantity of the Gold and associated minerals that Operating Company estimates can be produced, saved, and transported hereunder, during such calendar half in accordance with good mining practices. The Operating company shall endeavor to produce each calendar half the forecast quantity. The Gold and associated minerals produced shall be placed in storage facilities, according to the government regulations by the Operating Company for the purposes of royalty and other purposes under the agreement.

(b)
The royalty due to the Government under Article Ma. Shall not be recoverable and shall be paid in cash by Operating Company to a bank designated by EGSMA within thirty (30) days after the end of each calendar half, or at such curlier time as may be agreed upon, in an amount equal to three percent (3%) of Sales Revenue during such calendar half.

  It is expressly agreed and acknowledged that such royalty shall in all events be paid in full in respect of each calendar half of each Financial Year and shall have priority and preference over any costs, expenses, expenditures or payments.

(c)
Out of the remaining Sales Revenue (excluding the royalty), and subject to the auditing provisions under this Agreement, CRESSET shall be entitled to recover the following costs and expenses:-

1.
all current operating expenses incurred and paid after initial commercial production.

2.
Exploration costs, including those accumulated prior to the, commencement of commercial production at the rate of 33 1/3% per annum.

3.
Exploitation capital costs, including those accumulated prior to the commencement of commercial production at the rate of 33 1/3% per annum.

(d)
For the purpose of determining the classification of all costs, and expenditures for their recovery, the following terms shall apply:

1.
"Exploration Costs" shall mean all costs and expenditures incurred and paid for exploration.

2.
"Exploitation Capital Costs" shall mean all costs and expenditures incurred and paid for exploitation with the exception of Operating expenses.

3.
"Current Operating Costs" shall mean all costs and expenses incurred and paid for revenue generating every year which are:-

    (i) made after commercial production commences.

    (ii) not paid for the acquisition of depreciable assets, as determined in accordance with generally accepted accounting procedures in the mining industry.

(e)
To the extent that in any Financial Year, costs and expenditures recoverable pursuant to paragraph C (1), (2) and (3) preceding, exceed the Sales Revenue for that Financial Year (excluding the royalty made in respect of that Financial Year), the excess shall be carried forward for recovery in the next succeeding Financial Year or Years until fully recovered, but in no case after the termination of the Agreement.

(f)
After the deduction of royalty payments and the recovery of costs and expenditures as provided in paragraphs (b), (c), (d) and (e) of this Article VII, any remainder of Sales Revenue shall constitute Net Proceeds and shall be shared between EGSMA and CRESSET, as follows:

(1)
Fifty one percent (51%) of Net Proceeds shall be paid to EGSMA and forty nine percent (49%) of Net Proceeds shall be paid to CRESSET.

(g)
It is expressly agreed that CRESSET cost recovery under Article VII and also share under Article VII shall be transferable out of A.R.E., such transfers being accomplished in accordance with the procedures in force in Notwithstanding the foregoing, the Government shall be entitled to buy such quantities of products produced from the Areas hereunder at prevailing market terms and conditions, subject to Article X. It is understood and agreed upon, that the payment for the amount purchased shall be made in freely convertible currency, and at prevailing market price.

ARTICLE VIII
TITLES TO ASSETS

(a)
EGSMA shall become the owner of all assets in connection with the operations carried out by CRESSET or Operating Company in accordance with the following:

1.
Land shall be the property of EGSMA as soon as it is purchased.

2.
Title to fixed and movable assets shall be transferred from CRESSET to EGSMA gradually as their costs are recovered by CRESSET in accordance with the provisions of Article VII. It is understood that title to all such assets acquired through Exploitation Expenditure incurred prior to the commencement of commercial production will be transferred when the full cost of all such assets has been recovered under Article VII. Likewise, title to fixed and movable assets representing capital addition acquired through. Exploitation Expenditures incurred after the announcement of Commercial production will be transferred when the full cost of all such assets has been fully recovered. CRESSET shall be exempted from all custom, duties, excise, stamps and sale taxes on the transfer of such assets.

(b)
During the term of this Agreement and the renewal period EGSMA, CRESSET and Operating Company arc entitled to the full use of all fixed and movable assets in connection with operations hereunder in:

(i)
the Areas and

(ii)
any other area approved by EGSMA and CRESSET.

  CRESSET and EGSMA shall not dispose of the same except with agreement of the other.

minerals produced hereunder to any person or persons outside or, within the A.R.E. The Operating Company shall use its best efforts to consummate all sales on the most favourable terms and conditions as it may be able to obtain under market conditions prevailing at the time.

ARTICLE XI
CUSTOMS EXEMPTIONS

(a)
EGSMA, CRESSET, and Operating Company shall be permitted to import and shall be exempted from customs duties, any taxes, levies or fees (including fees imposed by Ministerial Decision No. 254 of 1993 issued by the Minister of Finance, as now or hereafter amended or substituted) or any nature (except where an actual service has been rendered to CRESSET by a competent authority), and from the importation rules with respect to the importation of machinery, equipment, appliances, materials, items, means of transport and transportation (the exemption from taxes and duties for cars shall only apply to cars to be used in operations), electric appliances, air conditioners for offices, field housing and facilities, electronic appliances, computer hardware and software, as well as spare parts required for any of the imported items, all subject to a duly approved. certificate issued by the responsible representative nominated by EGSMA for such purpose, which states that the imported items are required for conducting the operations pursuant to this Agreement. Such certificate shall be final and binding and shall automatically result in the importation and the exemption without any further approval, delay or procedure.

(b)
Machinery, equipment, appliances and means of transport and transportation imported by EGSMA'S, CRESSET'S and Operating Company's contractors and sub-contractors temporarily engaged in any activity pursuant to the operations which are the subject of this Agreement, shall be cleared under the "Temporary Release System" without payment of custom duties, any taxes, levies or fees (including fees imposed by Ministerial Decision No. 254 of 1993 issued by the Minister of finance, as now or hereafter amended or substituted) of any nature (except where an actual service has been rendered to CRESSET by a competent authority) upon presentation of a duly approved certificate issued by EGSMA responsible representative nominated by EGSMA for such purpose which states that the imported items are required for conducting the operations pursuant to this Agreement. Items (excluding cars not to be used in operations) set out in Article XI (a) imported by EGSMA'S and CRESSET'S and Operating Company's contractors and sub-contractors for the aforesaid operations, in order to be installed or used permanently or consumed, shall meet the conditions for exemption set forth in Article XI(a) after being duly certified by an EGSMA representative to be used for conducting operations pursuant to this Agreement.

(c)
The expatriate employees of CRESSET, operating company and their contractors and sub-contractors shall not be entitled to any exemptions from custom duties and other ancillary taxes and charges except within the limits of the provisions of the laws and regulations applicable in the A.R.E. However, personal household goods and furniture (including one (I) car) for each expatriate employee of CRESSET and/or operating company shall be cleared under the "Temporary Release System" (without payment of any customs duties and other ancillary taxes) upon presentation of a letter to the appropriate customs authorities by CRESSET or Operating Company approved by an EGSMA responsible representative that the imported items are imported for the sole use of the expatriate employee and his family, and that such imported items shall be re-exported outside the A.R.E. upon the repatriation of the concerned expatriate employee.

(d)
Items imported into the A.R.E. whether exempt or not exempt from customs duties and other ancillary taxes and charges hereunder, may be exported by the importing party at any time after obtaining EGSMA'S approval, which approval shall not be unreasonably withheld, without any export duties, taxes or charges or any taxes or charges from which such items have been already exempt, being applicable. Such items may be sold within the A.R.E., after obtaining the approval of EGSMA which approval shall not be unreasonably withheld. In this event the purchaser of such items shall pay all applicable customs duties and other ancillary taxes and charges according to the condition and value of such items and the tariff applicable on the date of sale, unless such items have already been sold to an Affiliated Company of CRESSET if any, or EGSMA having the same exemption, or unless title to such items (excluding cars not used in operations), has passed to EGSMA.

  In The event of any such sale under this paragraph (d), the proceeds from such sale shall be divided in the following manner.

  CRESSET shall be entitled to reimbursement of its unrecovered cost, if any, in such items and the excess, if any, shall be paid to

(e)
The exemption provided for in article XI (a) of this Article shall not apply to any imported items when items of the same, or substantially the same kind and quality are manufactured locally meeting CRESSET and/or operating company specification for quality and salty and are available for timely purchase and delivery in the A.R.E. at a price not higher than ten percent (10%) of the cost of the imported item before customs duties but after freight and insurance costs, if any have been added.

(f)
CRESSET, EGSMA, Operating Company and their respective buyers shall have the right to freely export the Gold and associated minerals produced from the areas pursuant to this Agreement. No licence shall be required, and such Gold and Associated Minerals shall be exempted from any customs, duties, any taxes, levies or any other imports in respect of the export of Gold and associated minerals produced hereunder.

ARTICLE XII
BOOKS OF ACCOUNT, ACCOUNTING AND PAYMENTS

(a)
EGSMA, CRESSET, and the Operating Company shall each maintain at their business offices in the A.R.E., books of account, in accordance with the Procedures in Annex "E" and accepted accounting practices generally used in the mining industry, and such other books and records as may be necessary to show the work performed under this Agreement, including the amount and value of all Gold and associated minerals produced and sold hereunder CRESSET and Operating Company shall keep their books of account and accounting records in the united States Dollars. The operating company shall furnish to the Government or its representative monthly report showing the amount of Gold and associated minerals produced and sold hereunder. Such reports shall be prepared in the form required by the Government, or its representative, and shall be signed by the General Manager or by the Deputy General Manager or duly designated deputy, and delivered to the Government or its representative within thirty (30) days after the end of the month covered in the report.

(b)
The aforesaid books of accounts and other books and records referred to above shall be available at all reasonable times for inspection by duly authorized representatives of the Government.

(c)
CRESSET shall submit to EGSMA a Profit and Loss Statement for the financial year not later than four (4) months after the commencement of the following financial year to show its net profit or loss from the mining operation under this Agreement for such year.

        The Operating Company shall yearly submit all financial report and statements to CRESSET and EGSMA. The Balance Sheet and Financial Statements shall be certified by two Egyptian certified accountants accepted by EGSMA..

ARTICLE XIII
RECORDS, REPORTS AND INSPECTION

(a)
CRESSET and/or Operating Company shall prepare and at all times while this Agreement is in force, maintain accurate and current records of its operations in the Areas hereunder. CRESSET and/or operating company shall furnish the Government or its representative, in conformity with applicable regulations or as die Government or its representative may reasonably require information and data concerning its operations under this Agreement. The operating company will perform the functions indicated in this Article XIII in accordance with their respective rules as specified under this Agreement.

(b)
CRESSET and/or Operating Company shall save and keep for a reasonable period of time a representative portion of each sample of cores and cuttings taken from borings and excavations, to be disposed of, or forwarded to the government or its representative in the manner directed by the Government. All samples and related analyses acquired by CRESSET and/or Operating Company for its own purposes shall be considered available for inspection at any reasonable time by the Government or its representative. Any such samples which CRESSET has kept for a period of twelve (12) months without receipt of instructions to forward them to the Government or its representatives or elsewhere, may be disposed of by CRESSET at samples outside A.R.E. samples equivalent in size and quality shall, before such exportation, be delivered to EGSMA or retained for the benefit of EGSMA at the site of activities hereunder.

(d)
Originals of records can be exported with the permission of EGSMA provided, however, that such records and any data which must be processed or analyzed outside the A.R.E. may be exported if a comparable data or record, if available, is maintained in A.R.E. and provided that such exports shall be repatriated to A.R.E. immediately upon EGSMA'S request.

(e)
During the period CRESSET is conducting the exploration operations, EGSMA through. EGSMA'S duly authorized representatives or employees shall have the right to have full and complete access to the Areas at all reasonable times with the right to observe the operations being conducted and to inspect all assets, records and data kept by CRESSET. EGSMA'S representative, in exercising its rights under the preceding sentence of this paragraph, shall not interfere with CRESSET operations. CRESSET shall make available to EGSMA copies of any and all data (including, but not limited to, geological and geophysical reports, logs and maps) in CRESSET possession which relate to the Areas. All this data shall be strictly confidential and shall not be divulged by EGSMA without the written consent of CRESSET while this Agreement is in force.

(f)
EGSMA shall make available to CRESSET copies of any and all data (including, but not limited to, geological, geophysical reports, bore holes, logs and naps) in EGSMA'S possession which relates to the Areas. Such data shall be kept confidential.

(g)
AGSM and CRESSET shall at all times co-operate fully and use their best efforts to acquire for their mutual benefit any data which relates to the Areas in possession from any other person or entity.

ARTICLE XIV
RESPONSIBILITY FOR DAMAGES

        CRESSET shall entirely and solely be responsible in law towards third parties for any damage caused by CRESSET exploration operations and shall indemnify the Government and/or EGSMA against all damages for which they may be held liable on account of any such operations.

        The operating company shall entirely and solely be responsible in law towards third parties for any damage caused by Operating company's operations and shall indemnify the Government EGSMA and/or CRESSET, against all damages for which they may be held liable on account of any such operations.

ARTICLE XV
SAVING OF GOLD AND ASSOCIATED MINERALS AND
PREVENTION OF LOSS

        The Operating Company shall take all proper measures according to generally accepted method in use in the mining industry to prevent loss or waste of Gold and associated minerals above or under the ground in any Form during exploitation operations. The Government has the right to prevent any operation in any mine that it might reasonably on scientific basis expect would result in loss or damage to the mine.

ARTICLE XVI
RESTORATION, REHABILITATION AND ENVIRONMENT

        CRESSET, or the Operating Company, as the case may be, shall be responsible for the reasonable restoration and rehabilitation of the surface of the Exploration areas, Exploitation areas and any areas outside the Exploitation areas used by CRESSET or the Operating Company as the case may be, which have been disturbed by their exploration and exploitation operations and shall be responsible for the safe disposal of liquid substances, the capping of wells, protection of open pits and shafts. and all necessary actions to effect the shutdown of mining and treatment operations. CRESSET or the Operating Company, as the case may be, shall also take all reasonable measures to control the effects of harmful pollution and contamination resulting from their operations to the extent practicably possible according to international environmental regulations. The costs of all such actions shall be included as Operating Costs. A reserve may be established in the latter years of the life of the mine to cover the costs of all such actions, the charges thereof to be included in Operation Cost, when anticipated revenues during the period of such shutdown operations would be insufficient to cover the costs thereof.

        Such measures taken to protect the environment and such restoration and rehabilitation and control shall be accomplished in a manner consistent with good international practices in the mining industry, giving due regard to the health and safety of the public and the nature and condition of surrounding areas, including surface and ground water resources.

ARTICLE XVII
PRIVILEGES OF GOVERNMENT REPRESENTATIVES

        Duly authorized representatives of the Government shall have access to the areas covered by this Agreement and to the operations conducted thereon. Such representatives may examine the books, registers and records of EGSMA, CRESSET and the Operating Company and make a reasonable number of surveys, drawings and tests for the purpose of enforcing this Agreement. They shall, for this purpose, be entitled to make reasonable use of the machinery and instruments of CRESSET or the Operating Company on the condition that no damage, interruption or impediment to the Operations hereunder shall arise directly or indirectly from such use. The Government shall indemnify CRESSET and the Operating Company. for any loss or damage which may in fact result from any such use of said machinery and instruments, and for loss of time and production. Such representatives shall be given reasonable assistance by the agents and employees of CRESSET or the Operating Company so that none of the activities shall endanger or hinder the safety or efficiency of the operations. CRESSET or the Operating Company shall offer such representatives all privileges and facilities accorded to its own employees in the field and shall provide them, free of charge, the use of reasonable office space and of adequately furnished housing while they are in the field for the purpose of facilitating the objectives of this Article. Any and all information with respect to the Areas obtained by the Government or its representatives and their findings under this Article XVII shall be made available to CRESSET and the Operating Company and shall be kept confidential.

ARTICLE XVIII
EMPLOYMENT RIGHTS AND TRAINING OF ARAB
REPUBLIC OF EGYPT PERSONNEL

(a)
It is the desire of EGSMA and CRESSET that operations hereunder be conducted in a businesslike and efficient manner.

1.
Non-Egyptian expatriate or alien administrative, professional and technical personnel employed by CRESSET or the Operating Company and their contractors for the conduct of the operations hereunder shall be granted residence as provided for in Law No. 89 of 1960 on the entry and residence of non Egyptian foreigners to A.R.E. and their departure and Ministerial Order No. 280 of 1981 as amended, and CRESSET agrees that all immigration, passport, visa and employment regulations of the A.R.E. shall.be applicable to all alien employees of CRESSET working in the A.R.E.

2.
A minimum of twenty five percent (25%) of the salaries and wages of each of the expatriate administrative, professional and technical personnel employed by CRESSET or the Operating Company and their contractors for the conduct of the operations hereunder shall be paid monthly in Egyptian currency.

(b)
CRESSET and the Operating Company shall each select its employees and determine the number thereof to be used for operations hereunder

(c)
CRESSET shall, after consultation with EGSMA prepare and carry out specialized training programs for all its A.R.E. employees engaged in operations hereunder with respect to applicable aspects of the mining industry. CRESSET and the Operating Company undertake to replace gradually their non-executive expatriate staffs by qualified nationals as they are available.

(d)
During the period when CRESSET is conducting Exploration, CRESSET shall give mutually agreed numbers of EGSMA employees an opportunity to attend and participate in CRESSET and CRESSET affiliate training programs relating to Exploration, Mining and treatment operations. The costs of such programs, including the costs of EGSMA'S employees in attending, shall be treated as Operating Expenses.

ARTICLE XIX
LAWS AND REGULATIONS

(a)
CRESSET and the Operating Company shall be subject to Law No. 86 of 1956 of Mines and Quarries and the regulations issued for the implementation thereof, including the regulations for the safe and efficient performance of operations carried out for the execution of this Agreement and for the conservation of the mineral resources of the A.R.E., provided that no regulations, modification or interpretation thereof shall be contrary to or inconsistent with the provisions of this Agreement.

(b)
Except as provided for in Article III, CRESSET and the Operating Company shall be exempted from all taxes, with respect to the extraction, producing, exporting or transporting of Gold and Associated minerals hereunder, CRESSET and the Operating Company shall be exempted from any tax on capital including any tax on real estate.

(c)
The rights and obligations of EGSMA and CRESSET hereunder and for the effective term of this Agreement, shall be governed by and in accordance with the provisions of this Agreement, and can only be altered or amended by the mutual agreement of EGSMA, CRESSET and the Government.

(d)
The contractors and sub-contractors of CRESSET and the Operating Company shall be subject to the provisions of this Agreement which affect them. Insofar as all regulations which are duly issued by the Government apply from time to time and are not in accord with the provisions of this Agreement, such regulations shall not apply to CRESSET and its contractors and its sub-contractors.

(e)
EGSMA, CRESSET and Operating Company and their subcontractors shall for the purposes of this Agreement be exempted from all stamp duties imposed by syndical laws with respect to their documents and activities hereunder.

ARTICLE XX
RIGHT OF REQUISITION

(a)
In case of National emergency, due to war or imminent expectation of war or internal causes, such as uprisings or revolts, the Government may exercise temporal requisition of all or part of the production from the areas obtained hereunder and require the Operating Company to increase such production to the utmost possible maximum. The Government may also temporally requisition the mine itself and, if necessary, related facilities. Such requisition shall not continue, at any case, after the emergency when every thing will be settled back to the same situation before the emergency.

(b)
In any such case, such requisition shall not be effected except after inviting EGSMA, and CRESSET or their representatives by registered letter, with acknowledgment of receipt, to express their views with respect to such temporal requisition.

(c)
The requisition of production shall be effected by Ministerial Order. Any temporal requisition of the mint itself, or any related facilities shall be effected by the Presidential Decree duly notified to EGSMA

(d)
In the event of any requisition as provided above, the Government shall indemnify fairly in full EGSMA and CRESSET for the period during which the requisition is maintained.

ARTICLE XXI
ASSIGNMENT

(a)
Neither EGSMA nor CRESSET may assign to unrelated person, firm or corporation not party hereto, in whole or in part, any of its rights, privileges, duties or obligations under this Agreement without the written consent of the Government.

(b)
To enable consideration to be given to any request for such consent, the following conditions must be fulfilled:

1.
The obligations of the assignor deriving from this Agreement must have been duly fulfilled as to the date such request is made.

2.
The instrument of assignment must include provisions stating precisely that the assignee is bound by all covenants contained in this Agreement and any modifications or additions in writing that up to such time may have been made. A draft of such instrument of assignment shall be submitted to the Government for review and approval before being formally executed.

(c)
Any assignment made pursuant to the provisions of this Article shall be free of any transfer or related taxes charges or fees.

(d)
The assignor together with the assignee shall be jointly and severally liable for all the duties and obligations of. CRESSET under this Agreement.

(e)
The incoming party shall undertake to honor claims (a) to (d) above and comply with all Articles of this Agreement.

ARTICLE XXII
BREACH OF AGREEMENT AND POWER TO CANCEL

(a)
The Government shall have the right to cancel this Agreement by Presidential Decree with respect to CRESSET in the following instances:

1.
If CRESSET knowingly has submitted any false statements to the Government which were of a material consideration for the execution of this Agreement;

2.
If CRESSET assigns any interest hereunder to unrelated party contrary to provisions of Article XXI hereof.

3.
If CRESSET does not comply with any final decision reached as the result of court proceedings conducted under Article XXIV paragraph (a) hereunder.

4.
If CRESSET intentionally extracts any mineral other than Gold and associated Minerals authorized by this Agreement or without the authority of the Government, except such extraction as may be unavoidable as the result of operations conducted hereunder in accordance with accepted mining industry practice and which shall be notified to the Government or its representative as soon as possible..

5.
If CRESSET commits any material breach of this Agreement or of the provisions of mentioned Law No. 86 of 1956, which are not expressly contradicted by the provisions of this Agreement, such cancellation shall take place without prejudice to any rights which may have occurred to the Government against CRESSET in accordance with the provisions of this Agreement.

(b)
If the Government deems that one of the aforesaid causes (other than a force majeure cause referred to in Article XXIII hereof) exists to cancel this Agreement, the Government shall give CRESSET ninety (90) days written notice personally served on CRESSET General Manager in the legally official manner and receipt of which is acknowledged by him or by his legal agents, to remedy and remove such cause, but if for any reason such service is impossible due to an un-notified change of address, publication in the Official Journal of the Government as such notice shall be considered as validly served upon CRESSET. If at the end of the said ninety (90) days notice period such cause not has been remedied and removed, this Agreement may be cancelled forthwith by Presidential Decree as aforesaid.

ARTICLE XXIII
FORCE MAJEURE

(a)
The non-performance or delay in performance by EGSMA and CRESSET or either of them, of any obligation under this Agreement shall be excused if, and to the extent that, such non-performance or delay is caused by Force Majeure. The period of any such non performance or delay, together with such period as may be necessary for restoration of any damage done during such delay, shall to the extent required be added to the time given in this Agreement for the performance of such obligation dependent thereon, and consequently to the term of this Agreement, but only with respect to the Area or Areas affected by such Force Majeure.

(b)
"Force Majeure" within the meaning of this Article XXIII shall include, but not be limited to, any law, order, regulation, directive, action, inaction, or delay of the Government of the Arab Republic of Egypt, or any agency thereof, with respect to EGSMA or CRESSET, or the Government of U.S.A. or any agency thereof, with respect to CRESSET, or any Act of God, insurrection, riot, war, strike or other labour disturbance, fires, floods, and other natural disasters, explosion, embargo, blockade, quarantine, or any other cause not due to the fault or negligence of the party invoking Force Majeure, whether or not similar to the foregoing, and provided further that any such cause is beyond the reasonable control of the party invoking Force Majeure.

(c)
Without prejudice to the above, and except as may be otherwise provided herein, the Government shall incur no responsibility whatsoever to EGSMA and CRESSET or either of them for any damages, restrictions or loss, arising in consequences of such case of Force Majeure except a Force Majeure caused by the order, regulations or direction of the Government of the Arab Republic of Egypt.

(d)
If the Force Majeure event occurs during the initial Exploration period or any extension thereof and continues in effect for a period of six (6) months, CRESSET shall have the option upon ninety (90) days prior written notice to EGSMA to terminate its obligations hereunder without further liability of any kind and, if still in force, the Guarantee contained in Annex "C" hereto, shall be automatically cancelled and EGSMA shall so notify the Bank to release the Guarantee.

ARTICLE XXIV
DISPUTES AND ARBITRATION

(a)
Any dispute, controversy or claim arising out of or relating to this Agreement or the breach, termination or invalidity thereof between. the Government, EGSMA and CRESSET shall be referred to the jurisdiction of the competent A.R.E. Courts and shall be finally settled by such Courts.

(d)
Each party shall appoint one Arbitrator. If, within thirty (30) days after receipt of the Claimant's notification of the appointment of an arbitrator the respondent has not notified the claimant in writing of the name of the arbitrator he appoints, the claimant may request the Centre to appoint the second arbitrator.

(e)
The two arbitrators thus appointed shall choose the third arbitrator who will act as the presiding arbitrator of the tribunal. If within thirty (30) days after the appointment of the second arbitrator, the two arbitrators have not agreed upon the choice of the presiding arbitrator, then either party may request the Secretary General of the Permanent Court of Arbitration at the Hague to appoint the presiding arbitrator in the same way as a sole arbitrator would be appointed under Article 6.3 of the UNCITRAL Arbitration Rules. The presiding arbitrator shall be a person of a nationality other than A.R.E., or U.S.A. and of a country which has diplomatic relations with both A.R.E. and U.S.A. and who shall have no economic interest in the mining business of the signatories hereto.

(f)
The arbitration proceedings including the making of the award shall take place in Cairo.

(g)
Egyptian law shall apply to the dispute except that in the event of any conflict between Egyptian laws and this Agreement (including the arbitration clause), the provisions of this Agreement shall govern.

(h)
Pending the award, the operations and activities hereunder shall not be discontinued.

(i)
The provisions of this Agreement relating to arbitration shall continue in force notwithstanding the termination of this Agreement.

(j)
The award rendered may be entered in any court having jurisdiction and application may be made in such court for a judicial acceptance of the award or an order of the enforcement, as the case may be.

ARTICLE XXV
STATUS OF PARTIES

(a)
The rights, duties, obligations and liabilities in respect of EGSMA and CRESSET hereunder shall be several and not joint or collective, it being understood that this Agreement shall not be construed as constituting an association or corporation or partnership.

(b)
CRESSET shall be subject to the laws of the place where it is incorporated regarding its legal status, incorporation, registration, organisation, memorandum and articles of association, shareholding, and ownership. CRESSET shares of capital which are entirely held abroad shall not be negotiable in the A.R.E, and shall not be offered for public subscription in the A.R.E., nor shall they be subject to the stamp tax on capital shares nor any tax or duty or other form of levy in the A.R.E. CRESSET shall be exempted from the application of Law No. 159 of 1981 as amended.

ARTICLE XXVI
LOCAL CONTRACTORS AND LOCALLY MANUFACTURED
MATERIAL

        CRESSET or Operating Company as the case may be and their contractors and sub-contractors, shall:

  (a)
  Give priority to local contractors and sub-contractors, as long as their prices, quality and performance are comparable with international prices, quality and performance.

  (b)
  Give preference to locally manufactured material, equipment, machinery, and consumables so long as their quality, cost, and time of delivery are comparable to internationally available materials, equipment, machinery, and consumables. However, such material, machinery and consumables may be imported for operations conducted hereunder if the local price of such identical items at CRESSET or Operating Company's operating base in A.R.E. is more than ten percent (10%) higher than the price of such imported items before customs duties, but after transportation and insurance costs have been added.

ARTICLE XXVII
ARABIC TEXT

        The Arabic version of this Agreement shall, before the courts of the A.R.E. be referred to in construing or interpreting this Agreement, provided however, that in any arbitration pursuant to Article XXIV here above between EGSMA and CRESSET, the English and Arabic versions shall both be referred to as having equal force in construing or interpreting the Agreement.

ARTICLE XXVIII
APPROVAL OF THE A.R.E. GOVERNMENT

        This Agreement shall be binding upon the parties hereto upon issuance of the law from the competent authorities of the A.R.E. authorising Minister of Industry and Mineral Resources to sign said Agreement and giving this Agreement full force and effect of law notwithstanding any countervailing government enactment, and the Agreement is signed by the Government, EGSMA and CRESSET.

        DATED this            Day of                        199

THE GOVERNMENT OF THE ARAB REPUBLIC OF EGYPT

BY

EGYPTIAN GEOLOGICAL SURVEY AND MINING AUTHORITY

BY

CRESSET INTERNATIONAL LTD.

BY

5.
UMM SUMUKI AREA:

LAT. 24° 04' 00 - 24° 26' 00 NORTH
LONG. 34' 37' 00 - 35° 0000 EAST
THIS AREA COVERS 1573 KM2

6.
HAMMATA QULANE AREA:

LAT. 24° 1S' 00 - 24° 25' 00 NORTH
LONG.35° 06' 00 - 35° 14' 00 EAST
THIS AREA COVERS 217 KM2

7.
GALI:

LAT. 24° 30' 00 - 24°32' 00 NORTH
LONG. 34° 42' 00 - 34°44" 00 EAST
THIS AREA COVERS 12 KM2

8.
WADI KHASHABE:

LAT. 24° 22' 00 - 24° 27' 00 NORTH
LONG. 34' 17' 00 - 34° 25' 00 EAST
THIS AREA COVERS 124 KM2

        Annex (8) An Illustrative Map showing Areas that Affected by this Agreement

[MAP ILLEGIBLE]

ANNEX C
LETTER OF GUARANTEE

LETTER OF GUARANTEE NO.	CAIRO
EGYPTIAN GEOLOGICAL SURVEY AND MINING AUTHORITY
1999

Gentlemen,

        The undersigned,                        of Egypt, Cairo, as Guarantor, hereby guarantees to the Egyptian Geological Survey and Mining Authority (hereinafter referred to as EGSMA) to the limit of $500,000 In U.S. currency, the performance by CRESSET International Ltd. (Hereinafter referred to as "Cresset") of its obligations required for Exploration operations to spend a minimum of five hundred thousands (U.S.$ 500,000) U.S. Dollars during one (1) year of the Exploration period under Article IV of Concession Agreement (hereinafter referred to as the "Agreement") covering Areas described in Annexes A and B of the said Agreement, by and between the Arab Republic of Egypt, "A.R.E.", the Egyptian Geological Survey and Mining Authority and "CRESSET" dated

        It is understood that this Guarantee and the liability of the Guarantor hereunder shall be reduced quarterly, during the period of expenditure of said Five hundred thousand (US $500,000) U.S. Dollars by amount of money expended by CRESSET for such Exploration operations during each Such quarter. Each such reduction shall be established by the joint written statement of EGSMA and CRESSET.

        In the even of. claim by EGSMA of non-performance or surrender of the Agreement oil the part of CRESSET prior to fulfillment of paid minimum expenditure obligations under Article IV of this Agreement, there shall he no liability on the undersigned Guarantor for payment to EGSMA moles; and until such liability has been established by written statement of EGSMA setting forth the amount due under the Agreement.

        (t is a further condition of this Letter of Guarantee that:

  I.
  This letter of' Guarantee will become available only provided that the Guarantor will have been informed in writing by CRESSET And EGSMA that the Agreement between CRESSET, A.R.E and EGSMA has become effective according to its terms, and the said Guarantee shall become effective on the Effective Date of the Agreement.

  2.
  This letter of Guarantee shall in any event automatically expire on the earliest of:

  (a)
  eighteen (1 8) months after the daft it becomes effective; or

  (b)
  at such time as the total of the amount shown on quarterly joint statements of EGSMA and CRESSET equals or exceeds the amount of  , aid minimum expenditure obligations.

  3.
  Consequently, any claim in respect hereof should be made to the Guarantor prior to either of said expiration dates at the latest accompanied by EGSMA'S written statement, setting forth the amount of under-expenditure deficiency by CRESSET to the effect that:

  (a)
  CRESSET has failed to perform its expenditure obligations referred in this Guarantee; and

  (b)
  CRESSET has failed to pay the expenditure deficiency to EGSMA

Yours faithfully,

For
Accountant	Manager

ANNEX D
CHARTER 0F THE OPERATING COMPANY

ARTICLE 1

        A joint stock company having the nationality of the Arab Republic of Egypt shall be formed with the authorisation of the Government in accordance with the provisions of the Agreement referred to below and of this Charter. The Company shall be subject to all laws and regulations in force in the A.R.E., to the extent that such laws and regulations are not inconsistent with the provisions of this Charter and Agreement referred to below.

ARTICLE 2

        The name of the Operating Company shall be mutually agreed upon between EGSMA and CRESSET on the date of the commercial discovery and shall be subject to the approval of the Minister for Industries and Mineral Resources.

ARTICLE 3

        The Head Office of Operating Company shall be in the A.R.E.

ARTICLE 4

        The object of the Operating Company is to act as an agency through which EGSMA and CRESSET carry out and conduct the Development Exploitation and marketing operations required in accordance with the provisions of the Agreement signed on the            day of 199    , by and between the Arab Republic of Egypt, The Egyptian Geological Survey and Mining Authority, and CRESSET covering deposits Exploitation operations in the concessions areas described therein. The Operating Company shall also be the agent to carry out and conduct exploration operations after the date of Commercial Discovery pursuant to CRESSET'S exploration work program and budgets approved in are            with the Agreement-

        The Operating Company shall keep account of all costs, expenses and expenditures for such operations under the terms of the Agreement and Annex E" thereto.

        The Operating Company shall not engage in any business or undertake activity beyond the performance of said operations unless otherwise agreed upon by EGSMA and CRESSET and approved by the Minister of Industry and Mineral Resources.

ARTICLE 5

        The authorised capital of the Operating Company is forty thousand Egyptian pounds divided into ten thousand shares of common stock with a value of tour Egyptian pounds per share. having equal voting rights, fully paid and non-assessable.

        EGSMA and CRESSET shall each pay for, hold and own, throughout the life of The Operating Company referred to about, the following number of shares of rite capital stock of the Operating Company:

EGSMA—5,000
CRESSET—5,000

ARTICLE 6

        The Operating Company shall be no more than an agent for EGSMA and CRESSET. Where ever it is indicated therein that the Operating Company shall decide, take action or make a proposal and the like, it is understood that such decisions, or judgements, arc the result of the decisions or judgements of EGSMA and CRESSET, as may be required by the Agreement.

ARTICLE 7

        The Operating Company shall have a Board of Directors consisting of six (6) members, three (3) of whom shall be designated by EGSMA and the other three (3) by CRESSET. The Executive Chairman shall be designated by EGSMA. The Managing Director and Deputy Chairman shall be designated by CRESSET. In accordance with the provisions of Article VI (c) of the Agreement, the General Manager shall prepare and submit to the Board of Directors for approval and annual production schedule, work program and budget for each financial year.

ARTICLE 8

        Meetings of the Board of Directors shall be valid if a majority of the Directors are present, and any decision taken at such meetings must have the affirmative vote of four (4) or more of the Directors, provided, however, that any Director may be represented and vote by proxy held by another Director. The Board of Directors may also, in lieu of a meeting, take such action by the unanimous consent in writing signed by each of the six (6) Directors. The Board of Directors shall not unreasonably withhold approval of any annual production schedule, work program of budget submitted by the General Manager of the Board of Directors for approval.

ARTICLE 9

        General meetings of the shareholders shall be valid if a majority of capital stock of the Operating Company is represented thereat. Any decisions taken at such meetings must have the affirmative vote of shareholders owing or representing ;t majority of the capital stock.

        The Board shall, in due course, draw up the by-laws of Operating Company, and such by-laws shall be effective upon being approved by a General Meeting of the shareholders, in accordance with the provisions of Article IX hereof.

ARTICLE 11

        The Operating Company shall come into existence as provided for in the Agreement.

        The duration of Operating Company shall be for a period equal to the duration of this agreement including any renewal thereof.

        It shall be wound up if the Agreement referred to above is terminated for any reason as provided for thereto.

THE EGYPTIAN GEOLOGICAL SURVEY AND MINING AUTHORITY

BY

CRESSET INTERNATIONAL LTD

BY

ANNEX E
ACCOUNTING PROCEDURES OF THE OPERATING
COMPANY

ARTICLE I
GENERAL PROVISIONS

1.
Definitions:

  The definitions contained in Article I of the Concession Agreement shall apply to these Procedures and have the same meaning.

  "Agreement" shall mean the Concession Agreement of which this Annex is a part.

2.
Statements of Activity:

(a)
CRESSET shall render to EGSMA within thirty (30) days of the end of each Calendar half year a statement of Exploration activity reflecting all charges and credits related to Exploration operations for that half year summarized by appropriate classification indicative of the nature thereof.

(b)
The Operating Company shall render to EGSMA and CRESSET within thirty (30) days of the end of each Calendar half-year a statement of Exploitation Activity reflecting all charges and credits related to half-year in reasonable detail.
3.
Adjustment and Audits:

(a)
Each statement of Exploration Activity shall conclusively be presumed to be true and correct after three (3) months following the receipt of' such statement by EGSMA unless within the said three (3) months following the receipt of each statement by

    EGSMA, or CRESSET make a written exception thereto pursuant to Article 1V (t) of the Agreement. During the said three (3) months period supporting documents will be available for inspection by EGSMA during all working hours.

  (b)
  All statements of activity for Exploitation and Exploration and for any calendar half-year shall conclusively be pesrumed to be true and correct three (3) months following the receipt of such statement unless within the said three (3) month period EGSMA or CRESSET takes written exception thereto.

4.
Currency exchange:

  CRESSET'S books for exploration and Operating Company's books for exploitation and exploration shall be kept in A.R.E. in U.S. Dollars. All U.S. Dollars expenditures shall be charged in the amount expended. All Egyptian pounds expenditures shall be translated to U.S. Dollars at the prevailing buying rate of exchange issued by the Central Bank of Egypt on the first day of the month in which expenditures arc recorded and all non-U.S. Dollar expenditures Shall be translated to U.S. Dollars at the buying rate of exchange for such currency as quoted by The City Bank, Cairo at 10:30 a.m. Cairo time on the first day of the month in which expenditures are recorded. A record shall be kept of the exchange rates used in translating Egyptian Pounds or other non-U.S. dollars expenditures to U.S. dollars.

5.
Precedence of documents:

  (the went of any inconsistency or conflict between the provisions of these Procedures and provisions of the Agreement treating the same subject differently, then the provisions of the Agreement shall prevail. In the absence of any provision in the Agreement all accounting procedures are to be in accordance with generally accepted accounting principles, generally used in the Mining Industry.

6.
Revision of Accounting Procedures:

  By mutual agreement between EGSMA and CRESSET, these procedures may be revised from time to time in the light of future arrangements.

ARTICLE II
COSTS, EXPENSES AND EXPENDITURES

        Subject to the provisions of the Agreement, CRESSET shall directly or through the Operating Company, as the case may be, pay the following costs and expenses. Such costs and expenses shall be classified and allocated each month between exploration, exploitation and operating activities according to sound and practicable accounting methods on a cash basis unless otherwise stated in this Agreement, and treated in accordance with Article VII of the Agreement.

1.
Surface Rights:

  All direct costs including rents attributable to the acquisition, renewal or relinquishment or surface rights acquired and maintained in force for the Areas.

2.
Labour and Related costs:-

A-
Salaries and wages and employment costs of CRESSET or the Operating Company's employees, as the case may be, directly engaged in the various activities under the Agreement Including salaries and wages paid to geologists and other employees who are temporarily assigned to and employed in such activities.

    Reasonable revisions of such salary and wages shall be affected to take into account changes in CRESSET or Operating Company's policies and amendments of law applicable to salaries. For the purpose of this paragraph 2, salaries and wages shall mean the assessable amounts for A.R.E income taxes, including the salaries during vacations and sick leaves, all related costs during the exploration period which are in accordance with CRESSET established international policies, and all related costs which are in accordance with the established policies of CRESSET or the Operating Company upon its formation.

  B-
  For expatriate employees temporarily assigned to the A.R.E all allowances, costs of established plans and all travel relocation costs for such expatriates as paid in accordance with CRESSET international policies. Such costs shall not include any administrative overhead other than what is mentioned in Article II (I I b).

  C-
  Costs of expenditure or contributions made pursuant to law or assessment imposed by government authority which are applicable to labour costs of salary and wages.

3.
Benefits, allowances and related costs of national employees:

  Bonuses, overtime, customary allowances and benefits and severance pay will be charged at a fixed rate applied to payrolls which will equal an amount which will not exceed the maximum liability of severance payment as required under the A.R.E. labour law.

4.
Material:-

  Material, equipment and supplies, including fuel, purchased or furnished as such by CRESSET or the Operating Company.

  Warranty of Materials furnished by CRESSET:

  CRESSET does not warrant the material furnished beyond or back of the dealer's or manufacturer's guarantee, and in case of defective material, credit shall not be recorded until adjustment has been received by CRESSET from manufacturers or their agents

A-
Purchases:

  Material, equipment and supplies purchased shall be at price paid by CRESSET, or Operating Company plus any related cost incurred.

B-
Material Furnished by CRESSET

  Material required for operation shall be purchased directly whenever practicable except that CRESSET may furnish such material from CRESSET or an affiliate outside the A.R.E.

5.
Transportation and employee relocation costs:

(a)
transportation of equipment, material and supplies necessary to the conduct of CRESSET or the Operating Company's activities.

(b)
business travel, transportation and relocation expenses to the extent covered by established policies of CRESSET.

6.
Services:

(a)
the costs of contracts for consultants, services and utilities procured from third parties.

(b)
cost of services performed by EGSMA or by CRESSET or their affiliated companies in facilities inside or outside the A.R.E. shall be at an agreed price.

(c)
use of CRESSET or any affiliate company wholly owned equipment shall be charged at rent/lease rate commensurate with the cost of ownership and operation, but not in excess of competitive rate prevailing in the A.R.E.

7.
Damages and losses:

  All costs or expenses, necessary to replace, or repair damages or losses incurred by fire, flood, storm, theft, accident or any other cause not controllable by CRESSET or the Operating Company through the exercises of reasonable due diligence.

8.
Insurance and claims:

  The costs of any public liability, property, damage and other insurance against liabilities of CRESSET, the Operating Company and the parties or any of them to their employees and/or outsiders as may be required by the laws, rules and regulations of the Government or as the parties may agree upon. The proceeds of any such insurance or claim collected shall be credited against operation according to the general accounting practices of the mining industry.

9.
Indirect expenses:

  Camp overhead and facilities such as warehouses, water systems, road systems, salaries and expense of mine supervisory personnel, mine clerks, assistants and other general employees indirectly serving the Areas

10.
Legal expenses:-

  All costs and expenses of litigation, or legal services otherwise necessary or expedient for the protection of the areas, including attorney's fees and expenses as hereinafter provided, together with all judgements obtained against the parties or any of them on account of the operation under the Agreement, an actual expenses incurred by any party or parties hereto in securing evidence for the purpose of defending against any action or claim prosecuted or urged against the operations of the subject matter of the Agreement. In the event actions or claims affecting the interests hereunder shall be handled by the legal staff of one or more of the parties hereto, a charge commensurate with cost of providing and furnishing such services may be made to operation.

11.
Administrative overhead and general expenses:

(a)
While CRESSET is conducting exploration activities, cost of staffing and maintaining CRESSET'S head office in the A.R.E. and or other offices established in the A.R.E as appropriate other than mine offices which will be charged as provided in Article II, paragraph A above, and

(b)
CRESSET'S administrative overheads outside the A.R.E applicable to the A.R.E exploration operation which will be charged each month at the rate of five percent (5%) of total exploration expenditures while CRESSET is conducting exploration activities. No other direct charges as such for CRESSET'S administrative overheads outside A.R.E. will be applied against the exploration obligation. Examples of the type of' costs CRESSET is incurring and charging hereunder due to activities under the Agreement and covered by said percentage area:

I.
Executive—time of executive officers.

      ?. Treasury—financial and exchange problems.

      Purchasing—procuring materials, equipment and supplies.

    4.
    Exploration and exploitation directing, advising and controlling.

    5.
    Other departments such as legal financial and engineering which contribute time, knowledge and experience to the operations.

(c)
While the operating company is directing activities, the operating company's personnel engaged in general clerical and office work supervisors and officers whose time is generally spent in the main office and note the mine, and all employees generally considered as general and administrative and not charged to other types of expense will be charged to operations. Such expenses shall be allocated each month according to sound and practicable accounting methods.

12.
Continuing CRESSET'S costs:

  Costs of CRESSET'S activities required under the Agreement and incurred exclusively in the A.R.E. after the operating company is formed.

13.
Other expenditures:

  Any required costs, expenses or expenditures, other than those which are covered and dealt with by the foregoing provisions of this Article II, incurred by CRESSET or the Operating Company under approved work Programs and Budgets.

ARTICLE III
COST RECOVERY

I.
Statements of Recovery of Cost and of Cost Recovery

  Operating Company shall, pursuant to Article VII of this Agreement be render to EGSMA and CRESSET as promptly as practicable following each calendar half-year.

  (A)
  recoverable costs carried from the previous half-year, if any.

  (B)
  recoverable costs incurred and paid during the half year.

  (C)
  total recoverable costs of the half year.

  (D)
  value of cost recovery, taken and separately disposed of by CRESSET. for the half-year.

  (E)
  Excess, if any, of the value of cost recovery taken and separately disposed of by CRESSET over costs recovered for the half year.

2.
PAYMENTS:

  Revenue accounts shall be maintained by the Operating Company to the extent necessary for the control of recovery of costs and the treatment of Cost Recovery.

APPROVAL OF THE A.R.E. GOVERNMENT

This Agreement shall be binding upon the parties hereto upon issuance of the law from the competent authorities of the A.R.E. authorising Minister of Industry and Mineral Resources to sign said Agreement and giving this Agreement full force and effect of law not withstanding any countervalings government enactment, and the Agreement is signed by the Government, EGSMA and CRESSET.

DATED this Monday Day or 8th Feb 1939

GOVERNMENT OF THE ARAB REPUBLIC OF EGYPT

EGYPTIAN GEOLOGICAL SURVEY AND AUTHORITY

SSER INTERNATIONAL LTD ti.

[SEAL]

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EXHIBIT 6.2 Concession Agreement Between The Arab Republic of Egypt and the Egyptian Geological Survey and Mining Authority and Cresset International Ltd.
ARTICLE 1